Exhibit 99.1

BioTime Announces Issuance of 14 New Patents in the Fields of Regenerative Medicine, Stem Cell Technology, and Cancer Therapy

ALAMEDA, Calif.--(BUSINESS WIRE)--January 26, 2015--BioTime, Inc. (NYSE MKT: BTX) announced today the issuance of 14 new patents covering a wide range of the core technologies of BioTime and its subsidiaries Asterias Biotherapeutics, Inc. (NYSE MKT: AST), OrthoCyte Corporation, ES Cell International Pte Ltd, OncoCyte Corporation, and ReCyte Therapeutics, Inc. The new patents issued over Q3 and Q4 of 2014 add to the BioTime family of companies’ patent estate of over 600 patents and patent applications pending worldwide, which is the largest known patent estate in the field of pluripotent stem cell technology for human therapeutic application, an emerging field known as “regenerative medicine.”

Pluripotent stem cells are cells capable of indefinite expansion and then differentiation into any and all of the cell types of the human body. Examples of pluripotent stem cells are human embryonic stem cells (“hES”) and induced pluripotent stem (“iPS”) cells. These stem cells potentially offer a new technology platform for the manufacture of a wide array of cell types designed to be transplanted into the body to restore healthy tissue function.

“BioTime and its subsidiaries are focused on developing and commercializing a broad portfolio of innovative cellular therapeutics and diagnostic products, while also continuing to build value in other ways, such as through the addition of new patents to our industry-leading intellectual property estate,” said Dr. Michael D. West, Ph.D., BioTime’s Chief Executive Officer. “We are making significant strides in patenting our core platform of pluripotent stem cell technology and strengthening our competitive position in regenerative medicine. For the first time in history, pluripotent stem cells offer a means of manufacturing previously rare and valuable human cell types in a cost-effective manner and on an industrial scale. We plan to utilize our strengthened patent position to drive value for our shareholders as the field of regenerative medicine begins to address the large and growing markets associated with chronic and age-related degenerative disease.”

New Patents Owned by BioTime or one of its subsidiaries:

European patent 1809739 – This issued patent claims cell culture media for the proliferation and scale-up of hES cells. The patent issuing in Austria, France, Germany, Ireland, Switzerland and Sweden provides a propagation medium for culturing hES cells in the laboratory such that the cells proliferate without differentiating as defined in the claims. The technology allows the user to rapidly produce high-quality embryonic stem cells for use in therapy and drug discovery, in a cost-effective and controlled manner, from defined or commercially available reagents. The patent is therefore useful for manufacturing products from hES cells. Patents in the same family have previously issued in the United States, Australia, UK, Israel, Singapore and Hong Kong, with additional applications pending.

Canada patent 2559854 and China patent ZL200580008779.0 – These patents claim a differentiation method for making high purity heart muscle preparations from pluripotent stem cells such as hES cells suitable for use in regenerative medicine. The issued claims cover methods wherein the pluripotent stem cells are treated with specific growth factors and differentiation conditions to manufacture beating heart muscle cells. The patents are therefore useful in the manufacture and commercialization of heart muscle cells for research, for the testing of drugs on the heart, and potentially for regenerating heart muscle following a heart attack or heart failure. Patents in the same family have previously issued in the United States, Australia, UK, Israel, Japan and Singapore, with additional applications pending.

South Korea patent 1543500B – The patent titled, “Hematopoietic Cells from Human Embryonic Stem Cells,” claims methods for using pluripotent stem cell technology for inducing immune tolerance of cells transplanted into a patient (that is, in helping to prevent the rejection of transplanted cells). As such, the patent claims may be useful in commercializing diverse types of transplantable cells. Patents in the same family have previously issued in Australia, UK, Israel, Japan and Singapore, with additional applications pending.

Canada patent 2468335 – The patent describes cartilage-forming cells derived from human pluripotent stem cells such as hES cells. The claims in the patent relate to a system of making the cartilage-forming cells using factors of the transforming growth factor beta (TGF-beta) family, of immortalizing the cells with the human telomerase gene, pharmaceutical formulations of the cells for therapeutic use in arthritis, as well as other claims. The patent is therefore useful for the manufacture of such cells for use in research and potentially in therapy for a number of applications in orthopedic medicine. Patents in the same family have previously issued in the United States, Australia, Singapore, Israel and South Korea, with additional applications pending.

Israel patent 208116 – The patent titled, “Differentiation of Primate Pluripotent Stem Cells to Hematopoietic Lineage Cells,” claims methods for the manufacture of dendritic cells from primate pluripotent stem cells. Dendritic cells are cells that trigger an immune response to a particular molecule. Often their role is to stimulate the immune system to attack microorganisms such as bacteria. BioTime’s subsidiary Asterias Biotherapeutics is developing hES cell-derived dendritic cells modified to trigger an immune response to specific antigens related to cancer. A patent in the same family has previously issued in the United States, with additional applications pending.

Singapore patent 188098 – The patent titled, “Synthetic Surfaces for Culturing Stem Cell Derived Cardiomyocytes,” claims certain polymers upon which heart muscle cells derived from pluripotent stem cells may be cultured. The patent is potentially useful for the manufacture of human heart muscle cells for drug screening and toxicity testing and for use in the manufacture of such cells for transplantation into human subjects for the treatment of heart disease. A patent in the same family has previously issued in the United States, with additional applications pending.

Singapore patent 176957 – The patent titled, “Differentiated Pluripotent Stem Cell Progeny Depleted of Extraneous Phenotypes,” claims methods for the purification of pluripotent stem cell-derived oligodendrocytes by the removal of contaminating cells that display an antigen called epithelial cell adhesion molecule (EpCAM). This method is potentially useful in the purification of such oligodendrocytes prior to their use in research or human therapy. Patents in the same family have previously issued in the United States and China, with additional applications pending.

Singapore patent 177694 – The patent titled, “Methods and Compositions for in vitro and in vivo Chondrogenesis,” claims methods for the manufacture of cartilage from BioTime’s PureStem® cell lines 4D20.8, SM30, E15, MEL2, SK11, and 7SMOO32, methods for combining the cells with matrices, and molding the cartilage to produced formed tissue. The patent is potentially useful for BioTime’s subsidiary OrthoCyte Corporation in the manufacture of human cartilage grafts for the repair of orthopedic disorders such as arthritis and degeneration of the intervertebral disc. A patent in the same family has previously issued in the United States, with additional applications pending.

Australia patent 2011258249 – The patent titled, “Improved Methods of Screening Embryonic Progenitor Cell Lines,” claims compositions and methods relating to BioTime’s PureStem® cell lines expressing the gene EYA4 which are capable of differentiating into skin fat cells, including brown fat cells that have the potential to be useful to BioTime’s subsidiary ReCyte Therapeutics and may have uses in the treatment of metabolic disorders such as obesity and Type II diabetes. Claims were also issued relating to the manufacture of kits including the components described in the patent which may be useful in the development of new research products for sale through BioTime’s ESI BIO Division. Patents in the same family are currently pending in other jurisdictions.

Australia patent 200735127 – This patent claims methods for identifying and selecting heart muscle cells made from pluripotent stem cells. In particular, the patent identifies molecules associated with cells that can be used to sort heart muscle from other cell types and thereby generate purified product. Methods are claimed for use of the cells in drug testing as well as for the transplantation of such cells into human subjects for the treatment of heart disease. A patent in the same family has previously issued in the United Kingdom, with additional applications pending.

Israel patent 179785 – This patent claims methods relating to the freezing of pluripotent stem cells such as human embryonic stem cells that are capable of becoming liver cells, heart muscle cells, pancreatic cells, cartilage cells, as well as other cell types and is therefore potentially useful for the manufacture and storage of cells for research and therapy. Patents in the same family have previously issued in Australia, UK and Singapore, with additional applications pending.

In-licensed Patents:

United States patent 8921104 – The patent titled, “Method for Producing Dendritic Cells,” claims methods relating to embryonic stem cell-derived dendritic cells. Dendritic cells are cells that present molecules to the immune system in order to trigger an immune response to that particular protein. BioTime’s subsidiary Asterias Biotherapeutics is developing hES cell-derived dendritic cells modified to trigger an immune response to certain antigens related to cancer. Patents in the same family have previously issued in the United States (3 others issued), China and Australia, with additional applications pending in multiple jurisdictions.

United States patent 8,815804 – Claims in this case relate to peptides that selectively home to tumors, blood clots and/or other injury sites in a subject and are potentially useful in targeting cells to cancer as a novel therapeutic strategy. The patent is licensed to BioTime’s subsidiary OncoCyte Corporation. A European patent has previously issued in this family, with national patents granted in Finland, France, Germany, Ireland, Lithuania, Luxenbourg, Monaco, Netherlands, Sweden, Switzerland and the UK. Additional applications pending in multiple jurisdictions.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. Renevia™ (a HyStem® product), is now in a pivotal trial in Europe as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in the treatment of HIV-related lipoatrophy. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine. Asterias Series A common stock is traded on the NYSE MKT under the symbol AST.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders. OpRegen™ is currently in a Phase I/IIa clinical trial for the treatment of the dry-form of age-related macular degeneration.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with four clinical studies currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
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